Exhibit 20.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT (“Agreement”) is made, effective and entered into as of October 17, 2019 (the "Effective Date") among GRN HOLDING CORPORATION, formerly known as Discovery Gold, Inc., a Nevada corporation (the "Company") and Justin Costello ("Employee").

Explanatory Statement

A.	By virtue of that certain stock purchase agreement between GRN Funds, LLC and the Company dated June 20, 2019, Justin Costello, was named President, Secretary and Treasurer and was appointed the Company’s Director upon the resignation of the Company’s prior directors. Mr. Costello accepted these appointments and has served to date without a formal written executive employment agreement.

B.	The Company hereby desires to retain and engage the Employee as the Company’s Director, President, Secretary and Treasurer.

C.	Employee is experienced in working with and advising emerging growth companies in the development stage and providing executive level services regarding operations and the development and implementation of proposed operations strategies and business activities, structure and requirements. Employee is familiar with the duties of a C level public company officer and director;

D.	By this Agreement, Company intends to appropriately compensate Employee for his services, taking into account Employee’s expertise and skills, and the Company’s current shell status and cash position, and to provide for Employee in the event of a termination of employment under certain circumstances.

NOW, THEREFORE, in consideration of the Explanatory Statement, that shall be deemed to be a substantive part of this Agreement, and the mutual covenants, promises and agreements hereinafter set forth, the parties hereto do hereby covenant, promise and agree as follows:

1. Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

"Affiliate" shall mean any person or entity that, either alone or acting in concert with any other person or entity, directly or indirectly, controls, is controlled by or is under common control with Company, or which is a successor in interest to Company, and for purposes hereof, "control" shall mean the ownership of 10% or more of the voting rights of the entity in question.

"Base Salary" shall have the meaning assigned to it in Section 5 of this Agreement.

"The Board" shall mean the Board of Directors of the Company.

"The Business" shall mean the business conducted by the Company from time to time, in the past, on the date of execution of this Agreement and thereafter, including business activities under investigation or in developmental stages, all other business activities that flow therefrom by a reasonable expansion of the present activities of Company, and all business activities that may be developed by the Company during the Term.

"Chairman" shall mean the Chairman of the Board.

"Commencement Date" shall be the date on which Employee’s employment by Company begins, as stated in Section 2.1.

"Confidential Information" shall include, without limitation: trade "know-how," trade secrets; subscriber, advertiser and customer lists; pricing policies; operational methods; methods of doing business; technical processes; formulae; designs and design projects; inventions; research projects; and other business affairs of the Company or its Subsidiaries and Affiliates, and their respective Subsidiaries and Affiliates, that (i) were, in the case of the Company, is or are designed to be used in, and/or are, or may be useful, in connection with the Business of the Company or any Subsidiary or Affiliate thereof, or that, in the case of any of these entities, results from any of the research or development activities of any such entity, that (ii) is private or confidential in that it is not generally known or available to the public, except as the result of unauthorized disclosure by or information supplied by Employee or (iii) that gives the Company or any Subsidiary or Affiliate of either of them an opportunity or the possibility of obtaining an advantage over competitors who may not know or use such information or who are not lawfully permitted to use the same.

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“Effective Date” shall be the effective date of this Agreement, as stated on page 1.

"Employment Year" shall mean each twelve-month period, or part thereof, during which Employee is employed hereunder, commencing on the Commencement Date.

"Person" shall mean any individual, limited liability company, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation or any other entity or government (whether Federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

"Restricted Period" shall mean the term of employment of Employee under this Agreement or any extension thereof, and the twenty-four-month period thereafter, or such shorter period as may be provided pursuant to any applicable sections of this Agreement; provided, however, that the Restricted Period shall terminate immediately upon the occurrence of any termination of the employment of Employee by the Company other than pursuant to this Agreement.

"Subsidiary" shall mean any entity, 50% or more of the outstanding voting rights of which are owned or controlled directly or indirectly by the Company.

"Term" shall mean the term of employment of Employee under this Agreement.

"Termination Date" shall have the meaning assigned to it in Section 7.

Wherever from the context it appears appropriate, each word or phrase stated in either the singular or the plural shall include the singular and the plural, and each pronoun stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter.

2. Employment and Duties of Employee.

2.1. Employment; Title; Duties. The Company hereby employs Employee, and Employee hereby accepts appointment as President, Secretary, Treasurer and Director, beginning effective as of June 20, 2019. The principal duties of Employee shall be to serve in such capacities and to support the Company. In such capacities, Employee shall render such services and fiduciary duties as are necessary and desirable to protect and advance the best interests of the Company, acting, in all instances, under the supervision of and in accordance with the policies set by the Board and approved by the Company. Employee shall report to and be under the supervision of the Board of Directors.

2.2. Place of Employment. The principal place of employment of Employee shall be at an office maintained by the Company within a thirty-mile radius of Seattle, Washington, or such other location to which Employee and the Company consents. It is, however, distinctly understood and agreed that Employee may be required, in connection with the performance of his duties, to work from time to time at other locations in connection with the Business of the Company. When required to travel to and/or spend time at such other locations, Employee's reasonable travel, meal and lodging expenses shall be paid directly by Company or reimbursed to Employee by the Company, upon his submittal of detailed written vouchers, supported by appropriate documentation and subject to the general reimbursement policies of Company with respect to executive officers.

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2.4. Performance of Duties. Employee shall devote his reasonable working time and efforts to the performance of his fiduciary duties as President, Secretary, Treasurer and Director and to the performance of such other duties as are assigned to him from time to time by the Board of Directors.

3. Term of Employment. The employment of Employee pursuant to this Agreement shall be for a term of one (1) year, commencing as of the Commencement Date. On the first (1st) anniversary of the Commencement Date, and at the expiration of each successive year of the Term, an additional year shall be automatically added to the Term.

4. Compensation and Benefits. The Company shall pay Employee as compensation for all of the services to be rendered by him hereunder during the Term, the Base Salary and other benefits as provided for and determined pursuant to Sections 5 through 10, inclusive, of this Agreement.

5. Base Salary. Beginning on the Commencement Date, the Company shall pay Employee, as compensation for all of the services to be rendered by Employee hereunder during the Term, a minimum base salary in the amount of one dollar ($1.00) per year (the "Base Salary"), with such greater Base Salary and such annual bonuses as may be determined by the Board of Directors from time to time, payable in accordance with the regular payroll practices of the Company for executives, less such deductions or amounts as are required to be deducted or withheld by applicable laws or regulations and less such other deductions or amounts, if any, as are authorized by Employee.

5.1 Insider Trading. Employee acknowledges understanding the legal prohibitions against insider trading, including Rules 10b5-1 and 10b5-2 of the 1934 Securities and Exchange Act, 5 which prohibits the sale or purchase of a security on the basis of material non-public information, in breach of a duty of trust or confidence, and agrees that he will not use any Confidential Information to gain any advantage or benefit in the trading in the stock of Company’s (OTC: DCGD). Employee agrees at all times to comply with all applicable U.S. Securities Laws. Employee acknowledges its receipt and review of Company’s Code of Conduct, as instituted, and agrees to abide by its applicable terms and conditions.

6. Additional Benefits and Reimbursement for Expenses.

6.1. Additional Benefits. The Company shall provide the following additional benefits to Employee during the Term:

(i) Such reasonable vacation time with pay in each Employment Year suitable to the status of an executive of the Company as may be determined and agreed upon by Employee and the President, in consideration of the business of the Company and the needs of Employee. Employee shall also be entitled to all holiday privileges regularly observed by the Company during the Term.

(ii) Employee shall be entitled to participate in any benefit plans that Company now maintains or establishes in the future for executives.

6.2. Reimbursement for Expenses. The Company shall pay or reimburse Employee for all reasonable expenses actually incurred or paid by Employee during the Term in the performance of his services under this Agreement, upon presentation of such bills, expense statements, vouchers or such other supporting information as the Company may reasonably require. The Board may from time to time require prior approval for individual expense items in excess of pre-established aggregate amounts for a fixed period or in excess of pre-established amounts for any type of expenditure during any fixed period.

7. Termination of Employment.

7.1. Death. If Employee dies during the Term, (i) his employment under this Agreement shall automatically terminate on the date of Employee's death.

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7.2. Disability. If, during the Term, the Employee becomes physically or mentally disabled, whether totally or partially, in such a manner that substantially and significantly limits or restricts a major life activity, and has the effect of disqualifying Employee from performing the essential functions or duties of his job, with or without reasonable accommodation for (i) a period of six (6) consecutive months, or (ii) for shorter periods aggregating six (6) months during any twelve (12) month period, the Company may, at any time after the last day of the third consecutive month of disability, or after the day on which the shorter periods of disability shall have equaled an aggregate of six (6) months, terminate Employee's employment by written notice to him. The date on which Company sends written notice of termination under this Subsection 7.2 shall be the Termination Date hereunder. In the case of any dispute as to whether or not the Employee’s disability and subsequent disqualification are related to the Employee’s performance of the essential functions of his job and duties, and necessary for the conduct of the Company’s business within the meaning of this Subsection 7.2, the determination of disability is agreed to be made by a licensed physician selected by the Board of Directors of the Company and acceptable to Employee, in Employee's reasonable judgment, which physician's decision shall be final and binding on the parties hereto.

7.3. Termination for Cause. If Employee engages in (i) fraud, (ii) embezzlement, (iii) gross or willful neglect of duty, (iv) breaches of fiduciary duties, or (v) intentional material breach of any of the provisions of this Agreement, on Employee's part to be performed (including material breach of the representations and warranties of Section 11), the Company may at any time thereafter terminate Employee's employment hereunder by written notice to Employee, effective immediately and the date of the notice shall be the Termination Date hereunder. Any such termination shall be deemed to be termination for cause, for purposes of this Agreement. If Employee's employment is terminated for cause hereunder, then Employee shall be entitled to receive only the following payments: any portion of his Base Salary accrued to the date of such termination and not theretofore paid to Employee; plus reimbursement for any expenses properly incurred by Employee, and supported by appropriate vouchers, which expenses have been incurred prior to the date of such termination and which have not theretofore been reimbursed. Except as set forth in the immediately preceding sentence, all of Employee's rights of compensation hereunder shall be terminated in the event of termination for cause as of the Termination Date.

7.4. Constructive Termination of Employee. In the event the Company removes Employee from the position of President, Secretary, Treasurer and Director of the Company, without his consent (or fails to re-elect Employee at any meeting of the Board of Directors of the Company held for the purpose of electing or re-electing officers of the Company) or substantially changes Employee's duties or his reporting responsibility under Section 2.1, the employment of Employee, at Employee's option, exercisable by written notice given to the Company at any time within sixty (60) days following such event (or failure to re-elect), shall be deemed to have been constructively terminated by the Company hereunder, as of the date of Employee's notice; provided, however, that such constructive termination shall not be deemed a breach by the Company of its obligations under this Agreement and further provided, however, that termination for cause pursuant to Subsection 7.3 shall make the provisions of this Subsection 7.4 inapplicable. If Employee's employment is terminated under this Section 7.4, Company shall pay to Employee an amount equal to Twenty-Five Thousand and NO/100 Dollars ($25,000.00) as a severance payment. Company also agrees, in the event of a constructive termination, to reimburse or pay on behalf of the Employee certain expenses incurred as a result of the residence relocation. It is agreed that total reimbursable expenses will be limited to $10,000. This amount includes payments made on the behalf of Employee by Company to third-party companies and providers. In accordance with IRS guidelines, receipts must be submitted within sixty (60) days of completion of the move to be considered as qualified, nontaxable moving expenses. Expenses submitted for reimbursement after sixty (60) days will be considered taxable income. Employee agrees that only those personal moving and relocation expenses incurred after the date of constructive termination can be submitted for payment or reimbursement.

7.5. Other Termination of Employment by the Company. In the event the Company terminates the employment of Employee hereunder other than pursuant to any of the prior provisions hereof, without Employee's consent, then Employee shall be deemed to have been constructively terminated by the Company.

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7.6. Other Termination of Employment by Employee. If Employee quits Employee's employment (other than as authorized under Subsection 7.4 hereof), then he shall be deemed to have been terminated by the Company for cause and shall be subject to the provisions of Subsection 7.3 hereof.

7.7 Termination at Employee’s Election in Event of Material Breach by Company. In the event Company materially breaches its obligations to Employee hereunder, Employee, at Employee’s election, exercisable by written notice given to the Company at any time within sixty (60) days following such breach by Company (time of notice being deemed to be of the essence), shall be deemed to have been constructively terminated by the Company hereunder, as of the date of Employee's notice; provided, however, that termination for cause pursuant to Subsection 7.3 shall make the provisions of this Subsection 7.7 inapplicable.

8. Representations and Warranties by Employee. Employee hereby represents and warrants, the same being part of the essence of this Agreement that, as of the Commencement Date, Employee is not a party to any agreement, contract or understanding, and that no facts or circumstances exist which would in any way restrict or prohibit him from undertaking or performing any of Employee's obligations under this Agreement. The foregoing representation and warranty shall remain in effect throughout the Term and any extensions thereof.

9. Confidential Information and Proprietary Interests.

9.1. Acknowledgement of Confidentiality. Employee understands and acknowledges that he may obtain Confidential Information in the performance of Employee's services. Employee further acknowledges that the services to be rendered by him are of a special, unique and extraordinary character and that, in connection with such services, Employee will have access to Confidential Information vital to the Company's, its subsidiaries' and affiliates' business. Accordingly, Employee agrees that he shall not, either during the Term or at any time thereafter, (i) use or disclose any such Confidential Information outside the Company; (ii) publish any works, speeches or articles with respect thereto; or (iii), except as required in the proper performance of Employee's services hereunder, remove or aid in the removal from the premises of the Company of any Confidential Information or any property or material relating thereto.

The foregoing confidentiality provisions shall cease to be applicable to any Confidential Information which becomes generally available to the public (except by reason of or in consequence of a breach by Employee of his obligations under this Section 9).

In the event Employee is required by law or a court order to disclose any such Confidential Information, Employee shall promptly notify the Company of such requirement and provide the Company with a copy of any court order or of any law which in his opinion requires such disclosure and, if the Company so elects, permit the Company an adequate opportunity, at its own expense, to contest such law or court order.

9.2. Delivery of Material. Employee shall promptly, and without charge, deliver to the Company on the termination of Employee's employment hereunder, or at any other time the Company may so request, all memoranda, notes, records, reports, manuals, computer disks, videotapes, drawings, blueprints and other documents (and all copies thereof) relating to the business of the Company and all property associated therewith, which he may then possess or have under Employee's control.

9.3. Customer Lists. Employee acknowledges that (i) all lists of subscribers, advertisers, customers and vendors of the Company developed during the course of Employee's employment and/or by the Company are and shall be the sole and exclusive property of the Company, and Employee further acknowledges and agrees that he neither has nor shall have any personal right, title or interest therein; (ii) that such lists are and must continue to be confidential; and (iii) that such lists are not readily accessible to competitors of the Company.

9.4. Ideas, Programs, Etc. If, during the Term, Employee invents or develops any ideas, programs, formats, software systems or the like, source codes, proprietary codes or the like, relating to or useful in connection with the business of the Company, the same are and shall remain the property of the Company, and Employee will promptly deliver all copies of the same to the Company, assign his interest therein to the Company and execute such documents as Company may reasonably request to convey title thereto to the Company including, but not limited to patent applications, copyright applications, trademark applications and the like. Employee shall not be entitled to any compensation, other than as provided in this Agreement, for carrying out Employee's obligations to the Company under Subsection 9.4 or any other Subsection of this Section 9.

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9.5. Extension of Section 9. All of the provisions of Section 9 shall be deemed to be applicable to all Confidential Information, and to all ideas, programs, etc., as referred to Subsection 9.4, to which Employee may have obtained access or which he may have invented or developed during Employee's employment by Company.

10. Noncompetition Provisions. Throughout the Restricted Period following termination of employment with the Company, the Executive shall not, directly or indirectly, own, manage, operate, join or control, or participate in the ownership, management, operation or control of, or be a proprietor, director, officer, stockholder, member, partner or an employee or agent of, or consultant to, any person, business, division of a business, firm, corporation, partnership or other entity anywhere in the United States of America which engages in (i) the primary business of the Company, and/or (ii) any other principal line of business engaged in or developed by the Company or any subsidiary of the Company after the date hereof but prior to the date of termination of the Executive’s employment with the Company in any state or country in which the Company or any subsidiary has conducted business within a six (6) month period preceding the date of termination of the Executive’s employment with the Company.

10.1 Solicitation of Customers. During the Restricted Period, the Executive shall not, directly or indirectly, for his own account or as proprietor, stockholder, member, partner, director, officer, employee, agent or otherwise for or on behalf of any person, business, firm corporation, partnership or other entity other than the Company, sell or broker, offer to sell or broker or solicit or assist in the offer to sell or broker or solicit any orders for the purchase of any products or services sold by the Company (including any subsidiaries) or its successors or assigns during the Measuring Period (“Products”) to or from any person, corporation or other entity which was a customer of the Company at any time during the Measuring Period. For purposes of this Agreement, “customer of the Company” means and includes (i) any and all persons, businesses, corporations, partnerships or other entities which: (A) have done business with the Company and its successors and assigns as a customer during the Measuring Period, (B) have been contacted by the Company, its successors and assigns for the purpose of purchasing products and services, or (C) have preexisting business relationships and/or dealings with the Executive when his employment with the Company terminates and (ii) all persons, businesses, corporations, partnerships or other entities which control, or are controlled by, the same person, business, corporation, partnership or other entities which control, or are controlled, by the same person, business, corporation, partnership or other entity which controls any such customer of the Company, its successors and assigns. For the purposes of this Agreement, “customers” includes prospective customers and referral sources of customers.

10.2 Solicitation of Employees. During the one (1) year period following voluntary or involuntary termination of employment with the Company, the Executive shall not, directly or indirectly, for his own account or as proprietor, stockholder, partner, director, officer, employee, agent or otherwise for or on behalf of any person, business, firm, corporation, partnership or other entity than the Company, its successors or assigns solicit any person who is an employee of the Company, its successors and assigns for employment with any person, business, firm, corporation, partnership or other entity other than the Company.

11. Disputes and Remedies.

11.1. Waiver of Jury Trial. Employee and the Company hereby waive the right to a trial by jury in the event of any dispute which arises under this agreement.

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11.2. Injunctive Relief. If Employee commits a breach, or threatens to commit a breach, of any of the provisions herein, the Company shall have the following rights and remedies (each of which shall be independent of the other, and shall be severally enforceable, and all of which shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity):

(i) the right and remedy to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged by Employee that any such breach or threatened breach will or may cause irreparable injury to the Company and that money damages will or may not provide an adequate remedy to the Company; and

(ii) the right and remedy to require Employee to account for and pay over to the Company all compensation, profits, monies, increments, things of value or other benefits, derived or received by Employee as the result of any acts or transactions constituting a breach of any of the provisions of this Agreement, and Employee hereby agrees to account for and pay over all such compensation, profits, monies, increments, things of value or other benefits to the Company.

Employee specifically agrees not to object to any application made by the Company to any court having equity jurisdiction, seeking an injunction restraining Employee from committing, threatening or continuing any violation of this Agreement.

11.3. Partial Enforceability. If any provision contained in this Agreement is construed to be invalid or unenforceable, the same shall not affect the remainder of Employee's agreements, covenants and undertakings, or the other restrictions that he has accepted, and the remaining agreements, covenants, undertakings and restrictions shall be given the fullest possible effect, without regard to the invalid parts.

11.4. Intention of Parties. It is the specific intention of the parties, any general considerations of public policy to the contrary notwithstanding, that the provisions of this Agreement shall be enforced as written to the fullest extent possible.

11.5. Adjustment of Restrictions. Despite the prior provisions of this Section 11, if any covenant or agreement is held by any court of competent jurisdiction to be unenforceable because of the duration of such provision or the geographic area covered hereby, the court making such determination shall have the power to reduce the duration or geographic area of such provision and, in its reduced form, such provision shall be enforceable.

11.6. Attorney Fees and Expenses. In the event that any action, suit or other proceeding at law or in equity is brought to enforce the provisions of this Agreement, or to obtain money damages for the breach thereof, the court in any such action shall award to the substantially prevailing party its reasonable attorney fees and costs incurred, including expert witness fees and attorney fees and costs on appeal, which shall be taxed by the court as costs of the action and included in any judgment entered.

11.7. Limited Enforceability. In the event that Employee elects to terminate this Agreement pursuant to Subsection 7.4, or the Company terminates the employment of Employee hereunder other than pursuant to any of the provisions of this Agreement, Employee shall be released as of the Termination Date from any and all further restrictions pursuant to Subsection 2.4.

12. Survival. The provisions of Sections 9, 10, 11, and this Section 12 shall survive termination of this Agreement and remain enforceable according to their terms.

13. Severability. The invalidity or unenforceability of any provision of this Agreement shall in no way affect the validity or unenforceability of any other provisions hereof.

14. Notices. All notices, demands and requests required or permitted to be given under the provisions of this Agreement shall be deemed duly given if made in writing and delivered personally or mailed by postage prepaid certified or registered mail, return receipt request, accompanied by a second copy sent by ordinary mail, which notices shall be addressed as follows:

If to the Company:	GRN HOLDING CORPORATION., a Nevada Corporation
c/o Attn: Tad Mailander, Legal Counsel 945 4th Avenue, Ste. 311 San Diego, CA 92101

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If to the Employee:	Justin Costello
1000 Second Avenue, Ste. 3900 Seattle, WA 98104

By notifying the other parties in writing, given as aforesaid, any party may from time to time change its address or the name of any person to whose attention notice is to be given, or may add another person, to whose attention notice is to be given, in connection with notice to any party.

15. Assignment and Successors. Neither this Agreement nor any of Employee's rights or duties hereunder may be assigned or delegated by Employee. This Agreement is not assignable by the Company except to any successor in interest which takes over all or substantially all of the business of the Company, as it is conducted at the time of such assignment. Any corporation into or with which the Company is merged or consolidated or which takes over all or substantially all of the business of Company shall be deemed to be a successor of the Company for purposes hereof. This Agreement shall be binding upon and, except as aforesaid, shall inure to the benefit of the parties and their respective successors and permitted assigns.

16. Entire Agreement and Waiver.

16.1. Integration. This Agreement contains the entire agreement of the parties hereto on its subject matter and supersedes all previous agreements between the parties hereto, written or oral, express or implied, covering the subject matter hereof. No representations, inducements, promises or agreements, oral or otherwise, not embodied herein, shall be of any force or effect.

16.2. No Waiver. No waiver or modification or any of the provisions of this Agreement shall be valid unless in writing and signed by or on behalf of the party granting such waiver or modification. No waiver by any party of any breach or default hereunder shall be deemed a waiver of any repetition of such breach or default or shall be deemed a waiver of any other breach or default, nor shall it in any way affect any of the other terms or conditions of this Agreement or the enforceability thereof. No failure of the Company to exercise any power given it hereunder or to insist upon strict compliance by Employee with any obligation hereunder, and no custom or practice at variance with the terms hereof, shall constitute a waiver of the right of the Company to demand strict compliance with the terms hereof.

Employee shall not have the right to sign any waiver or modification of any provisions of this Agreement on behalf of the Company, nor shall any action taken by Employee, as the President of the Company, or otherwise, reduce his obligations under this Agreement.

This Agreement may not be supplemented or rescinded except by instrument in writing signed by all of the parties hereto after the Commencement Date. Neither this Agreement nor any of the rights of any of the parties hereunder may be terminated except as provided herein.

17. Governing Law. This Agreement shall be governed by and construed, and the rights and obligations of the parties hereto enforced, in accordance with the laws of the State of Nevada.

18. Headings. The Section and Subsection headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above, which shall be deemed to be the Commencement Date.

COMPANY:

GRN HOLDING CORPORATION

a nevada Corporation

By: /s/ Justin Costello

Justin Costello

Its: President & Chief Executive Officer

EMPLOYEE:

By: /s/ Justin Costello

Justin Costello

Attest:

By: /s/ Justin Costello

Justin Costello, Secretary

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